Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Current Report on Form 8-K of Serina Therapeutics, Inc. of our report dated March 21, 2024, with respect to our audits of Serina Therapeutics (AL), Inc.’s (f/k/a Serina Therapeutics, Inc.) financial statements as of and for the years ended December 31, 2023 and 2022, which is contained in such Current Report.

/s/ Frazier & Deeter, LLC

Tampa, Florida

April 1, 2024